Exhibit 99.1

Ampio Pharmaceuticals Regains Compliance with

NYSE American Continued Listing Standards

ENGLEWOOD, Colo., Dec. 27, 2022 – Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (the “Company”) today announced that it has received notification from The NYSE American LLC (“NYSE American”) stating that the Company has regained compliance with the NYSE American’s continued listing standards. Specifically, the Company has resolved the continued listing deficiency with respect to its low selling price as described in Section 1003(f)(v) of the NYSE American Company Guide.

In the notification, the NYSE American informed the Company that as of December 27, 2022, the below compliance (“.BS”) indicator will no longer be disseminated and the Company has been removed from the NYSE American noncompliant issuers on the NYSE American’s website.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a pre-revenue stage biopharmaceutical company that is engaged with the early development of AR-300, a synthetic pre-clinical stage development asset which has been designed to leverage the key attributes of Ampion. The Company is currently conducting preclinical studies on AR-300 and engaged in a strategic alternatives process that could include outbound strategic in-licensing / acquisition efforts with a key focus on late-stage development assets / programs which would strengthen its existing pipeline.

For more information, contact:

Ampio Pharmaceuticals, Inc.

Michael Martino

Chief Executive Officer

mmartino@ampiopharma.com